                                                                     Exhibit 2.2



                         AMENDMENT TO PURCHASE AGREEMENT

      Agreement made as of February 26, 2003, among Penwest Pharmaceuticals Co., a Washington corporation with its principal office at 2981 Route 22, Patterson, New York 12563-9970 (the "Company"), Josef Rettenmaier Holding GmbH & Co. KG, a German limited partnership with its principal office at Holzmuehle 1, D-73494 Rosenberg, Germany ("Rettenmaier Holding"), JRS Pharma LP, a Delaware limited partnership with its principal office at 2981 Route 22, Patterson, New York 12563 ("Pharma"), Rettenmaier Europa GmbH, a German company with limited liability with its principal office at Holzmuehle 1, D-73494 Rosenberg, Germany ("Rettenmaier Europa"), and J. Rettenmaier & Soehne GmbH + Co KG, a German limited partnership with its principal office at Holzmuehle 1, D-73494 Rosenberg, Germany ("Rettenmaier & Soehne"),

                              Preliminary Statement

      The Company and Rettenmaier Holding entered into that certain Purchase Agreement dated as of November 1, 2002, (as amended, from time to time, the "Purchase Agreement") whereby Rettenmaier Holding agreed to purchase and the Sellers agreed to sell substantially all of the assets and business of the Sellers pertaining to the Business to Rettenmaier Holding or its designated Affiliates.

      For simplicity's sake and to speed the execution of the Purchase Agreement, Rettenmaier Holding did not then specifically agree which of its Affiliates would purchase which of the Assets.

      Now the parties hereto wish to amend the Purchase Agreement to specify which of Rettenmaier Holding's Affiliates will purchase which of the Assets and to better set forth the procedures to be followed at and after the Closing.

      NOW, THEREFORE, in consideration of the mutual premises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Words used in this Amendment shall have the meanings given them in the Purchase Agreement unless otherwise defined herein or the context clearly otherwise requires.

In this Amendment, the word "Buyer" means Rettenmaier & Soehne and the word "Buyers" means Buyer (Rettenmaier & Soehne), Rettenmaier Europa and Pharma. In the Purchase Agreement, the word "Buyer" includes all of the Buyers.

2.    Sale and Delivery of the Assets; Allocations

      2.1 Sale and Delivery of the Assets. Except as otherwise set forth below, Buyer shall purchase from the Company all of the Assets, including those set forth on Schedule 2.1.

      2.2 Sale and Delivery of Certain U.S. Assets. Pharma shall purchase from the Company only the U.S. Assets set forth on Schedule 2.2.

      2.3 Sale and Delivery of the Subsidiary Shares. Rettenmaier Europa shall purchase from the Company all of the Subsidiary Shares as set forth on Schedule 2.3.

      2.4 No Sale to Rettenmaier Holding. For purposes of clarity, Rettenmaier Holding shall not purchase any Assets or assume any Liabilities.

      2.5 Buyers' Representative. To simplify the Closing and post Closing administration of the Purchase Agreement, Rettenmaier Europa and Pharma hereby appoint Rettenmaier & Soehne as their agent. As such, Rettenmaier & Soehne is authorized to make payments and give and accept notices on behalf of each of the Buyers and the Company may conclusively rely upon such authorization thereof. Any of the Buyers may terminate this authority by written notice given to the Company and to Rettenmaier & Soehne, with termination effective upon receipt of said notice by the Company. Any Buyer may appoint a substitute agent by the same procedure.

      2.6 Payment of Purchase Price; Assumed Liabilities and Promissory Note. For itself and as agent for the other Buyers, Rettenmaier & Soehne shall deliver the cash portion of the Purchase Price to the Company and certain lenders to the Company in accordance with the Company's written instructions at the Closing. Buyer and Pharma shall each execute and deliver an Instrument of Assumption. Pharma shall assume the Liabilities set forth on Schedule 2.6 and Buyer shall assume all other Liabilities. Rettenmaier & Soehne shall also execute and deliver the Promissory Note.

      2.7 Allocation of Purchase Price and Assumed Liabilities. The cash portion of the Purchase Price payable at the Closing shall be allocated among the Buyers in accordance with Schedule 2.7.

      2.8 Allocation of Purchase Price. Schedule 2.7 is subject to adjustment after the Closing to reflect any adjustments in the Purchase Price, including adjustments resulting from the calculation of the Assumed Net Working Capital pursuant to Section 1.7 of the Purchase Agreement. The Buyers agree among themselves to allocate the Purchase Price from time to time, without delay, whenever at any time the Purchase Price is adjusted (whether by way of calculation of the Net Working Capital pursuant to Section 1.7 of the Purchase Agreement or warranty claim pursuant to Section 9 of the Purchase Agreement or otherwise), in accordance with the fair market value of the Assets and Assumed Liabilities. The Buyers agree among themselves to reimburse each other in accordance with said allocations without delay.

      2.9 Allocation for Tax Purposes. Section 1.5 of the Agreement is hereby amended to read in its entirety as follows:

The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the various categories of U.S. Assets and the Subsidiary Shares pursuant to the following procedure: Within 90 days after the Closing (and within 30 days after any subsequent adjustment of the Purchase Price), the Buyers shall prepare the allocation (the "Allocation Schedule") and submit it to the Company for its approval, which approval the Company shall not withhold unreasonably. The allocation shall comply with the rules of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. The Buyers and the Company agree to be bound by the allocation set forth in the Allocation Schedule as so submitted and approved for all purposes of Tax reporting, including the filing of IRS Form 8594. Neither the Buyers nor the Company shall file a Tax Return or take any position with any Taxing Authority that is inconsistent with the Allocation Schedule.

      2.10 The Closing. Section 1.6 of the Agreement is hereby amended to read in its entirety as follows:

The Closing shall take place at the offices of Alston & Bird, LLP, 90 Park Avenue, New York, New York 10016 on February 27, 2003 (the "Closing Date"). The Transfer of the Assets by the Company to the Buyers shall be deemed to occur at 9:00 a.m., New York time, on the Closing Date. The balance sheet of the Business as provided in Section 1.7 shall be as of the close of business on February 26, 2003.

3.    Representations and Covenants of the Company; Certain Closing Conditions

Other provisions of the Purchase Agreement and this Amendment to the contrary, notwithstanding, the representations and warranties made by the Company pursuant to Section 2 of the Purchase Agreement are hereby confirmed to be made to all of the Buyers. The final sentence of Section 7.3 is hereby deleted from the Purchase Agreement. The Buyers acknowledge that they have waived any requirement for the Company to deliver any consents of third parties with respect to contracts that have been delivered to them other than those obtained prior to November 1, 2002. Buyers acknowledge that the Company has satisfied all obligations pursuant to Section 5.6 of the Purchase Agreement.

4.    Representations of the Buyers

Other provisions of the Purchase Agreement and this Amendment to the contrary, notwithstanding, the representations and warranties made by the Buyer pursuant to Section 3 of the Purchase Agreement are hereby confirmed to be made by all of the Buyers. Section 3 of the Purchase Agreement is amended to read in its entirety as follows:

3.1   Organization and Authority.

      (a) Pharma is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has requisite power and authority to own its properties and to carry on its business as now being conducted. Pharma has full power to execute and deliver this Agreement and Pharma's Instrument of Assumption and to consummate the transactions contemplated hereby to be consummated by it. Certified copies of the charter documents of Pharma and of Pharma's corporate general partner, as amended to date, have been previously delivered to the Company, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

      (b) Rettenmaier Holding is a limited partnership duly organized, validly existing and in good standing under the laws of Germany and has requisite power and authority to own its properties and to carry on its business as now being conducted. Rettenmaier Holding has full power to execute and deliver this Agreement.

      (c) Rettenmaier Europa is a company with limited liability duly organized, validly existing and in good standing under the laws of Germany and has requisite power and authority to own its properties and to carry on its business as now being conducted. Rettenmaier Europa has full power to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it.

      (d) Rettenmaier & Soehne is a limited partnership duly organized, validly existing and in good standing under the laws of Germany and has requisite power and authority to own its properties and to carry on its business as now being conducted. Rettenmaier & Soehne has full power to execute and deliver this Agreement, Rettenmaier & Soehne's Instrument of Assumption and the Promissory Note and to consummate the transactions contemplated hereby to be consummated by it.

3.2 Authorization. The execution and delivery of this Agreement by each of the Buyers, and the agreements provided for herein to which each of the Buyers is a party (including the Instruments of Assumption and the Promissory Note) and the consummation by each of the Buyers of the transactions contemplated hereby to which it is a party, have been duly authorized by all requisite action. This Agreement and all such other agreements and other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer or Buyers party thereto enforceable against such Buyer or Buyers in accordance with their respective terms. The execution and performance of this Agreement, and the agreements provided for herein to which each Buyer is a party, and the consummation by the Buyers of the transactions contemplated hereby and thereby, will not, without or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to that Buyer; (b) violate the provisions of that Buyer's charter documents; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of said Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which said Buyer is or may be bound. No consents or approvals of third parties are required in connection with the consummation by the Buyers of the transactions contemplated by this Agreement.

3.3 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by each Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

3.4 Financial Capacity. The Buyers have the financial capacity to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price and any adjustments thereto pursuant to Section 1.7. The Buyers' obligations pursuant to this Agreement are not conditioned upon their obtaining any financing. The Buyers currently contemplate that one or more of them will borrow up to $31.5 million for this purpose, but their failure to make such borrowings will not excuse them from their obligations under this Agreement, including their obligation to purchase the Assets.

3.5 Disclosure. To the knowledge of each of the Buyers, no representation or warranty by any of the Buyers in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, or any statement in any document filed by any of the Buyers pursuant to the Exchange Act, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. Rettenmaier Holding hereby confirms that it has used (in the case of clause (a) below and will use in the case of clause (b) below) commercially reasonable efforts to ensure that none of the information it supplied for inclusion in the Proxy Statement mailed to the Company's Shareholders in connection with the Special Meeting, and any other documents filed by the Company with the SEC or any other regulatory or governmental authority in connection with the transactions contemplated by this Agreement, were, at the respective time such documents were filed, and with respect to the Proxy Statement, when first mailed to the Company Shareholders, (a) contained any untrue statement of a material fact, or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Special Meeting,
(b) will contain any untrue statement of a material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Special Meeting. Notwithstanding the foregoing, no Buyer shall be required to provide any information which has been consistently treated by it as proprietary and confidential, except to the extent required by applicable Proxy Rules (as defined in Section 5.4(c)) or requested by the staff of the SEC.

3.6 Reliance. In entering into this Agreement, the Buyers acknowledge that they have relied solely upon the representations and warranties of the Company specifically referred to in Section 2 of the Agreement. Buyers acknowledge that they did not rely on the document entitled "The Excipients Business of Penwest Pharmaceuticals Co." heretofore provided to one or more of the Buyers by Banc of America Securities LLC relating to the Sellers and the Business or the financial estimates and projections contained therein. The Buyers have conducted, to the extent they deemed appropriate and sufficient, their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Sellers. Buyers acknowledge that they and their representatives have been provided sufficient access to the personnel, properties, premises and records of the Sellers for such purpose. No such investigation, review or analysis, whether prior to or after the date hereof, shall detract from the validity or enforceability of Seller's representations and warranties set forth in this Agreement except if and to the extent that the Buyers have actual knowledge that a representation or warranty made by the Company is false or incomplete on November 1, 2002. Actual knowledge of one Buyer shall be deemed to be knowledge of all Buyers.

5. Satisfaction of Conditions. The Company and the Buyers covenant and agree to use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

6. Sellers' Closing Deliveries. In accordance with Section 2.3 of this Amendment, the Subsidiary Shares have been (in the case of Penwest Pharmaceuticals Ltd. and Penwest Pharmaceuticals GmbH) or shall be (in the case of Penwest Pharmaceuticals Oy) transferred to Rettenmaier Europa and Section 7.5(j) is hereby amended accordingly. The certificates described in Section 7.5(k) of the Agreement and the resignations described in Section 7.5(m) of the Agreement likewise have been or shall be delivered to Rettenmaier Europa (or Rettenmaier & Soehne as agent for Rettenmaier Europa) with respect to Tod Hamachek and Jennifer Good. If for any reason the Closing with respect to the Assets (other than Subsidiary Shares already transferred) does not take place on the Closing Date, the Company may demand the return of the Subsidiary Shares and Rettenmaier Europa hereby agrees that it will return the Subsidiary Shares without delay. The out-of-pocket cost of any such retransfer shall be borne by the party (either the Company or the Buyers) whose action or inaction was the cause of the failure to close the remaining transactions on the Closing Day. The Buyers shall all be permitted to rely on the items to be delivered by the Company pursuant to Section 7.5.

7.    Conditions to Obligations of the Company

      Section 8 of the Purchase Agreement is hereby amended to read in its entirety as follows:

      The obligations of the Company under this Agreement to consummate the Closing are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Company:

      8.1 Continued Truth of Representations and Warranties of the Buyers; Compliance with Covenants and Obligations. The representations and warranties of the Buyers in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Company. The Buyers shall have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to of at the Closing Date.

      8.2 Authority. All proceedings required to be taken on the part of each of the Buyers to carry out this Agreement shall have been taken.

      8.3 Governmental Approvals. Without material exception, all governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyers of the transactions contemplated by this Agreement and whose names are set forth in Schedule 2.3 attached hereto under the heading "Individually Material Consents" or the failure to receive which, although not so listed, would cause a materially adverse effect upon the Business if not received (either individually or in the aggregate) shall have consented to, authorized, permitted or approved such transactions. Any applicable waiting periods (and any extensions thereof) under all Foreign Antitrust Laws shall have expired or otherwise been terminated; provided that the Buyers acknowledge that they have not provided to the Company the financial data required to make determinations regarding the applicability of certain Foreign Antitrust Laws and they agree not to assert any claims against the Company based upon alleged violation of such laws. Buyers represent that they have reviewed the Foreign Antitrust Laws and concluded that no filings or waiting periods are applicable.

      8.4 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Company to transfer the Assets.

      8.5 Closing Deliveries. The Company shall have received at or prior to the Closing each of the following documents:

            (a) such certificates of the Buyers' officers or other authorized representatives and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Company shall reasonably request:

            (b)   (i)   certificates of the Secretaries of State of the states
of Delaware, New York and Iowa as to the legal existence and good standing (including tax) of Pharma and the corporate general partner of Pharma and of the due qualification of said corporate general partner in New York and Iowa;

                  (ii) a certified copy of an excerpt from the Commercial Register ("Handelsregister") for each of Rettenmaier Holding and its corporate general partner;

                  (iii) a certified copy of an excerpt from the Commercial Register for Rettenmaier Europa; and

                  (iv) a certified copy of an excerpt from the Commercial Register for Rettenmaier & Soehne and its corporate general partner;

            (c) a certificate of the Secretary of the corporate general partner of Pharma attesting to the incumbency of the said general partner's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1.

            (d) an Instrument of Assumption executed by Rettenmaier & Soehne and an Instrument of Assumption executed by Pharma;

            (e) the Transition Services Agreement and Patterson Lease executed by Pharma;

            (f)   the following opinions:

                  (i) the opinion of the law firm of Alston & Bird LLP in the form attached hereto as Exhibit 8.5(i);

                  (ii) the opinions of the law firm of Poellath & Partner in the form attached hereto as Exhibit 8.5(ii);

                  (iii) the opinion of the law firm of Miller, Johnson, Snell & Cummiskey, P.L.C., in the form attached hereto as Exhibit 8.5(iii).

            (g) payment of the Purchase Price as provided in Section 1.3, by wire transfer and by delivery of the manually executed original of the Promissory Note; and

            (h) such other documents, instruments or certificates of the type customary for transactions similar to the transactions contemplated by this Agreement as the Company may reasonably request.

8.    Indemnification

Nothing in this Amendment shall increase or decrease the liability of the Company pursuant to the Purchase Agreement. In accordance with Section 2.5 of this Amendment, any payment by the Company pursuant to Section 9 may be made to the Buyer, as agent for any and all of the Buyers. The Buyers shall among themselves apportion any claims not indemnified by reason of Section 9.8, whether because the amount of $250,000 has not been exceeded or because the limit on total indemnification has been exceeded, or because the claim has been made after expiration of the survival period.

9.    Transfer and Sales Tax

      Section 12 of the Purchase Agreement to the contrary notwithstanding, the Company and the Buyers have determined that local practice as to payment of the following taxes and fees is as follows and shall apply:

      9.1 Iowa Real Estate Transfer Taxes and Related Fees. Iowa realty transfer taxes with respect to the transfer of real estate located in Cedar Rapids, Iowa shall be payable by the Company. Deed recording fees and title insurance premiums shall be payable by Pharma.

      9.2 New York Real Estate Transfer Taxes and Related Fees. New York realty transfer taxes with respect to the transfer of real estate located in Patterson, New York shall be payable by the Company. Deed recording fees and title insurance premiums shall be payable by the Buyer. New York sales taxes on personal property shall be payable by the Buyer.

      9.3 German Fees. The fees payable to the notary documenting the transfer of the ownership interests in Penwest GmbH shall be borne equally by the Company and Rettenmaier Europa.

      9.4 Finnish Fees. The fees payable to Finnish counsel for preparing the documents necessary for transfer of the ownership interests in Penwest Oy shall be borned equally by the Company and Rettenmaier Europa.

      9.5 UK Fees. Transfer stamps with respect to the transfer of Penwest Pharmaceuticals Ltd. shall be payable by Rettenmaier Europa.

10. Rettenmaier & Soehne Indemnity. Rettenmaier & Soehne hereby agrees to indemnify, defend and hold harmless the Company from and against any claim or loss arising by reason of any breach or non-performance by any of the Buyers pursuant to the Agreement or any other agreement or document to which any Buyer is a party or any such breach or nonperformance by Holding on or prior to the date of this Agreement. This obligation is without limitation as to time or amount and is not subject to the requirement that the claim or losses exceed $250,000 (as foreseen for other indemnity purposes set forth in Section 9.8 of the Agreement or that demand first be made upon any other Buyer.

11. Notices. As provided in Section 2.3 of this Amendment, Rettenmaier & Soehne shall be agent for the Buyers and notice after the Closing shall be given as follows:

                  J. Rettenmaier & Soehne GmbH + Co KG
                  Holzmuehle 1
                  D-73494 Rosenberg, Germany

The Company agrees to use commercially reasonable efforts to give copies of said notice to the following:

                  JRS Pharma LP
                  2981 Route 22
                  Patterson, New York 12563-9970
                  Attention: President

                  Rettenmaier Europa GmbH
                  Holzmuehle 1
                  D-73494 Rosenberg, Germany

                  Josef Rettenmaier Holding GmbH & Co. KG
                  Holzmuehle 1
                  D-73494 Rosenberg, Germany

12. Successors and Assigns. The Company agrees that the assignment of rights by Rettenmaier Holding pursuant to this Amendment is not in contravention of
Section 15 of the Purchase Agreement.

13. Amendment. The Company and Rettenmaier Holding agree that this Amendment conforms to the requirements of Section 16 of the Purchase Agreement.

14. Governing Law, Etc. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of law provisions thereof). The Buyers all consent to jurisdiction in accordance with Section 18.2 of the Purchase Agreement and to dispute resolution in accordance with Sections 19 and 20 of the Purchase Agreement.

15.   Miscellaneous

15.1 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

15.2 Severability. The invalidity or unenforceability of any provisions of this Amendment shall not affect the validity or enforceability of any other provisions of this Amendment.

15.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

15.4 Ratification. Except as set forth herein or in the letter agreements between the Company and Rettenmaier Holding dated November 1, 2002, and dated November 7, 2002, the terms of the Purchase Agreement, as originally in effect, are hereby approved, ratified and confirmed.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of and on the date first above written.

(Corporate Seal)                    PENWEST PHARMACEUTICALS CO.

ATTEST:

                                    By: /s/ Jennifer Good
                                       ---------------------------
/s/ Stephen J Berte, Jr.            Title: Sr. VP Finance & CFO
------------------------------


                                    JOSEF RETTENMAIER HOLDING GmbH & CO. KG

                                    /s/ Josef O. Rettenmaier
                                    ------------------------------

                                    JRS PHARMA LP

                                    By: RETTENMAIER AMERICA, INC.,
                                        General Partner

                                    By: /s/ Josef O. Rettenmaier
                                       ---------------------------
                                    Title: President

                                    RETTENMAIER EUROPA GmbH

                                    /s/ Josef O. Rettenmaier
                                    ------------------------------
                                    By: Josef O. Rettenmaier
                                    Title: Managing Director (Geschaeftsfuehrer)

                               J. RETTENMAIER & SOEHNE GmbH + CO KG

                               /s/ Josef O. Rettenmaier  /s/ Heinz Petersen, CFO
                               -------------------------------------------------
                               Title: Managing Director (Geschaeftsfuehrer)

Schedule 2.1      Assets Purchased by J. Rettenmaier & Soehne GmbH + Co. KG

Schedule 2.2      Assets Purchased by JRS Pharma LP

Schedule 2.3      Assets Purchased by Rettenmaier Europa GmbH

Schedule 2.6      Liabilities Assumed by JRS Pharma LP

Schedule 2.7      Purchase Price Allocation among Buyers

Exhibit 8.5i      Alston & Bird LLP Opinion

Exhibit 8.5ii     Poellath & Partner Opinion

Exhibit 8.5iii    Miller, Johnson, Snell & Cummiskey P.L.C. Opinion